Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-11998 and 333-107242 on Form S-8, and in Registration Statements Nos. 333-101486 and 333-109326 on Form S-3 of our reports dated March 7, 2005, relating to the consolidated financial statements and consolidated financial statement schedules of PartnerRe Ltd. and subsidiaries (which reports express an unqualified opinion and include an explanatory paragraph relating to the Company’s change in method of accounting for Mandatorily Redeemable Preferred Securities and Trust Preferred Securities), and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of PartnerRe Ltd. and subsidiaries for the year ended December 31, 2004.

/s/ Deloitte & Touche
Deloitte & Touche

Hamilton, Bermuda

March 7, 2005